                            ASSET PURCHASE AGREEMENT



     This Asset Purchase Agreement (the "Agreement") is made this 20th day of December, 1996 by and among STERICYCLE, INC., a Delaware corporation (the "Purchaser"), WMI MEDICAL SERVICES OF THE MIDWEST, INC., a Delaware corporation, WMI MEDICAL SERVICES OF ARIZONA, INC., an Arizona corporation, WMI MEDICAL SERVICES OF NORTH CAROLINA, INC., a North Carolina corporation, WMI MEDICAL SERVICES OF TEXAS, INC., a Delaware corporation, WMI MEDICAL SERVICES OF THE SOUTH, INC., a Delaware corporation, WASTE MANAGEMENT OF ARIZONA, INC., a California corporation, WASTE MANAGEMENT OF PENNSYLVANIA, INC., a Pennsylvania corporation, WASTE MANAGEMENT OF MARYLAND, INC., a Maryland corporation, WASTE MANAGEMENT OF OHIO, INC., a Delaware corporation, WASTE MANAGEMENT OF KENTUCKY, L.L.C., a Kentucky limited liability company, WASTE MANAGEMENT OF INDIANA, L.L.C., an Indiana limited liability company, WASTE MANAGEMENT OF UTAH, INC., a Utah corporation, WASTE MANAGEMENT OF COLORADO, INC., a Colorado corporation, WASTE MANAGEMENT, INC. OF TENNESSEE, a Tennessee corporation, WASTE MANAGEMENT OF CAROLINAS, INC., a North Carolina corporation, WASTE MANAGEMENT OF TEXAS, INC., a Texas corporation, WASHINGTON WASTE HAULING AND RECYCLING, INC., a Delaware corporation, and WASTE MANAGEMENT, INC., an Illinois corporation ("WMI") (all parties other than the Purchaser collectively the "Seller" and individually a "Seller").

                                   AGREEMENTS

     In consideration of the premises and the mutual representations, warranties and covenants and subject to the conditions herein contained, the parties agree as follows:

     Certain capitalized terms which are used in this Agreement are defined in the attached EXHIBIT I.

     1.   PURCHASE AND SALE OF ASSETS.

     The Seller agrees to sell, transfer, assign and deliver to the Purchaser, and Purchaser agrees to purchase (a) all of the assets listed on SCHEDULE 1 (the "Tangible Assets") and (b) all of the customer accounts and customer account contracts listed on SCHEDULE 2 (the "Customer Accounts"), subject to such additions and subtractions as may occur in the ordinary course of business. (The items listed on SCHEDULES 1 and 2 are hereinafter collectively referred to as the "Purchased Assets"). The Seller represents to the Purchaser that the Seller is the lawful owner of the Purchased Assets and that the Purchased Assets shall be free and clear as of the Time of Closing (as defined in Section 3) of all liens, liabilities, rights, claims, encumbrances and security interests of every kind and nature, except for the security interest granted by the Purchaser pursuant to Section 4 hereof.

     2.  PURCHASE PRICE.

     (a) As consideration for the Purchased Assets and the covenant-not-to-compete in Section 12(a) (the "Covenant-Not-To-Compete"), the Purchaser agrees:

          (1) to assume and discharge when lawfully due those liabilities, contracts, commitments and other obligations of the Seller accruing from and after the Time of Closing under the Customer Accounts (the "Assumed Liabilities");

          (2) to pay $5,449,720 (being one-half of the sum of (i) the purchase price of the Customer Accounts [$8,849,440] plus (ii) the estimated fair market value of the Tangible Assets [$2,050,000]) to the Seller in cash, by wire transfer to Mellon Bank, ABA No. 043000261, Account No. 197-9409, at the Closing;

          (3) to deliver to WMI at the Closing a promissory note (the "Note") substantially in the form of EXHIBIT A attached hereto in the principal amount of $5,449,720:

          (4) in the event that the actual revenues achieved by the Purchaser from the Customer Accounts during the Measuring Period exceed [OMITTED; filed separately with the Securities and Exchange Commission (the "Commission")] (any such excess being hereinafter referred to as "Surplus Revenues"), to pay to the Seller an amount equal to [OMITTED; filed separately with the Commission] of any Surplus Revenues on or before the date 60 days after the end of the Measuring Period.

     (b) With the sole exception of the Assumed Liabilities, the Purchaser is not assuming any Liabilities of any Seller of any kind. The excluded Liabilities (the "Excluded Liabilities") include (but are not limited to):

          (1) any Liability of any Seller for income, payroll, sales, use or other Taxes;

          (2) any Liability of any Seller for salary, wages, bonuses, vacation pay, sick pay, severance pay or other compensation due to employees and independent contractors;

          (3) any Liability of any Seller under or in respect of any Employee Benefit Plan which such Seller has ever maintained or contributed to or in which its employees have ever participated;

          (4) any Liability of any Seller for a failure to comply with the continuation health care requirements of Sections 601-608 of ERISA and
     Section 4980B of the Internal Revenue Code;

          (5) any Liability of any Seller for personal injury or property damage;

          (6) any Liability of any Seller under any Environmental Law; and

          (7) any Liability of any Seller under any pending or threatened Suit.

Nothing in this Section 2(b) shall be construed to limit the Purchaser's obligations under the services agreement to be entered into under Section 13.

     3. CLOSING.

     The consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of the Seller on December 20, 1996, effective as of the close of business on such date (the "Time of Closing"); provided that:

     (a) To the extent that any of the transactions contemplated hereby constitutes or would be deemed to be the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to the Purchaser of any permit, contract or agreement and such transaction would be prohibited by any applicable law or would require any governmental or third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery thereof. Following the Time of Closing, the parties shall use reasonable efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers, to obtain novations or other agreements if appropriate and, after obtaining such, to complete the transactions contemplated hereby. Pending such authorization, approval, novation, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangement designed to provide the economic burden and benefits of the use of such permits, contracts and agreements to the Purchaser. Pending the actual transfer of an asset intended to be transferred hereunder, the parties agree to make such economic payments and adjustments as may be appropriate so that the parties would be put in the same economic position as if such transfer had taken place at the Time of Closing. To the extent possible, performance obligations of the Seller with respect to any such permits, contracts or agreements shall be deemed to be subcontracted to the Purchaser. To the extent that any contract, permit or agreement cannot be transferred following the Closing pursuant to this Section 3(b), the Purchaser and the Seller agree to negotiate in good faith a mutually acceptable resolution with respect to such permit, contract or agreement.

     (b) The obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Time of Closing of each of the following conditions:

          (1) The representations and warranties of each of the parties hereto shall have been true, complete and correct in all material respects as of the date hereof and they shall be true and correct in all material respects as of the Time of Closing;

          (2) Each of the parties hereto shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Time of Closing;

          (3) WMI, for itself and each of the other Sellers, and the Purchaser shall each have delivered to the other a certificate, dated as of the date of the Closing, certifying that their respective representations and warranties are true, complete and correct in all material respects and that all their respective obligations have in all material respects been performed and complied with;

          (4) WMI, for itself and each of the other Sellers, and the Purchaser shall each have delivered to the other an opinion of counsel (which, in WMI's case, may be an opinion of in-house counsel) that their respective execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action.

          (5) There shall not be pending or threatened any Suit which shall seek to restrain, prohibit or invalidate the sale of the Purchased Assets to the Purchaser or any other transaction contemplated hereby; and

          (6) Except as provided in Section 3(a), all necessary consents or approvals of third parties to any of the transactions contemplated hereby shall have been obtained and evidenced by written documentation reasonably satisfactory to the parties.

     4. SECURITY INTEREST.

     The Purchaser hereby grants to Seller a security interest in the Purchased Assets to secure payment of the Note and agrees (i) to execute and deliver to the Seller at the Closing a Security Agreement substantially in the form of EXHIBIT B attached hereto to secure the Purchaser's obligations under the Note and (ii) to file on behalf of the Seller property executed UCC-1 financing statements in form and substance satisfactory to the Seller. The Seller agrees to subordinate its security interest to the Purchaser's lenders on terms reasonably satisfactory to the Seller and the Purchaser's lenders.

     5. VALUATION OF TRUCKS, TRAILERS AND OTHER VEHICLES.

     The Seller and the Purchaser shall take an inventory of the trucks, trailers and other vehicles included in the Tangible Assets at the locations listed on SCHEDULE 3 as soon as practicable following Closing, but in any event by January 31, 1997, and shall agree on the value of these vehicles.

     If the value agreed on for these vehicles exceeds $2,000,000, the principal balance of the Note shall be increased, retroactive to the Time of Closing, by the excess of the agreed value over $2,000,000. If the value agreed on for these vehicles is less than $2,000,000, the principal balance of the Note shall be reduced, retroactive to the Time of Closing, by the excess of $2,000,000 over the agreed value.

     If by January 31, 1997, the Seller and the Purchaser cannot agree on the value of any vehicle, or if any vehicle described on SCHEDULE 1 cannot be found not at the location listed (or any other location listed on SCHEDULE 3), the vehicle shall be considered excluded from the Tangible Assets (and remain the sole property of the Seller), and the principal balance of the Note shall be reduced, retroactive to the Time of Closing, by the net book value for the vehicle shown on SCHEDULE 1.

     6. REVENUE GUARANTEE.

     (a) All of the Customer Accounts are presently receiving services from the Seller. The Seller guarantees to the Purchaser that the Customer Accounts will collectively generate for services rendered during January, February and March 1997 (the "Test Period") average monthly revenues of not less than [OMITTED; filed separately with the Commission] (the "Required Revenues"). Actual average monthly revenues for the Test Period shall include amounts pre-billed by Seller for services to be rendered during the Test Period.

     (b) In the event that the actual average monthly revenues for the Test Period are less than the Required Revenues, an amount equal to [OMITTED; filed separately with the Commission] times the deficiency shall be deemed to be the Purchaser's loss (a "Test Period Loss") as a result of the breach of the Seller's Test Period guarantee in Section 6(a); provided that lost revenue from the loss of "Large Customer Accounts" shall be treated as follows. If any "Large Customer Account" (a Customer Account with billings in excess of an average of [OMITTED; filed separately with the Commission] per month) terminates service prior to July 1, 1997, the Purchaser's loss (a "Large Customer Loss") shall be deemed to be an amount equal to [OMITTED; filed separately with the Commission] times the average monthly revenue from such account for September, October and November 1996, less [OMITTED; filed separately with the Commission] of the actual revenue which the Purchaser is entitled to bill such Large Customer Account for services provided after the Time of Closing; provided that the shortfall in revenue shall not be double counted for purposes hereof.

     (c) For purposes of determining the amount of any Test Period Loss or Large Customer Loss under Section 6(b), there shall not be included any loss attributable to (i) any business lost due to an increase in the rates charged to a Customer Account instituted by the Purchaser after the Time of Closing, (ii) any breach by the Purchaser of any written customer account contracts, or (iii) the failure by the Purchaser to provide adequate service to a Customer Account.

     (d) In the event that the Purchaser incurs a Test Period Loss or, following the Test Period (but prior to July 1, 1997), a Large Customer Loss, the principal amount of the Note shall be reduced, retroactive to the Time of Closing, by the amount of the loss. In this regard:

          (1) The Purchaser shall provide the Seller with written notice of any Test Period or Large Customer Loss (a "Loss Notice");

          (2) All Loss Notices in respect of Test Period Losses must be delivered to the Seller by May 15, 1997, and all Loss Notices in respect of Large Customer Losses after the Test Period must be delivered to the Seller by August 15, 1997, in order to be validly considered and given effect pursuant to the terms of this Section 6;

          (3) No payment by the Seller to the Purchaser pursuant to this
     Section 6(c) shall be required or made unless mutually agreed to by the Purchaser and the Seller or as resolved in accordance with Section 6(c)(4); and

          (4) If a Loss Notice is contested, the Seller shall notify the Purchaser in writing within 10 days from the date of such Loss Notice (a "Notice of Contest") of an intention to dispute the claim. If such dispute is not resolved within 30 days after a Notice of Contest is given (the "Resolution Period"), then such dispute shall be resolved by a committee of three arbitrators (one jointly appointed by the Seller, one appointed by the Purchaser and one appointed by the other two so appointed), which shall be appointed within 60 days after the expiration of the Resolution Period. The arbitrators shall abide by the rules of the American Arbitration Association and their decision shall be made within 45 days from the date of appointment and shall be final and binding on all parties.

     (d) Upon any sale of Customer Accounts the representations, warranties and covenants set forth in this Section 6 shall terminate and be of no further force and effect.

     7. CUSTOMER ACCOUNT PAYMENTS.

     It is the intent of the parties hereto that the Purchaser shall take over service with respect to the Customer Accounts at the Time of Closing. With respect to the Customer Accounts:

     (a) The Purchaser shall be entitled to all income generated from the rendering of services with respect to said accounts on and after the Time of Closing (including prepaid amounts and pre-billed amounts collected by the Seller), and the Seller hereby agrees after the Time of Closing to reimburse to the Purchaser on a monthly basis any funds which Seller has received for services to be rendered by the

Purchaser after the Time of Closing; and

     (b) Seller shall be entitled to all income generated from the rendering of services with respect to said accounts prior to the Time of Closing, and the Purchaser agrees after the Time of Closing to reimburse to the Seller on a monthly basis any funds which the Purchaser has received for services rendered by the Seller.

     8. INDEMNIFICATION.

     (a) From and after the Time of Closing, the Sellers, jointly and severally, agree to defend, indemnify and hold the Purchaser and its affiliates harmless from and against all indemnifiable damages of the Purchaser. For this purpose, "indemnifiable damages" of the Purchaser means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including attorney's fees and court costs) incurred or suffered by the Purchaser, or any of its directors, agents, employees or affiliates or its affiliates' directors, agents or employees, as a result of or in connection with:

         (1) any inaccurate representation or warranty made by the Seller in or pursuant to this Agreement;

         (2) any default in the performance of any of the covenants or agreements made by the Seller in this Agreement or in any of the additional agreements entered into pursuant to Section 13 (the "Additional Agreements");

         (3) any third party claim which relates to, arises out of or is in connection with the use of the Purchased Assets and which accrued or relates to an event which occurred prior to the Time of Closing; or

         (4) any Excluded Liabilities.

     (b) From and after the Time of Closing, the Purchaser agrees to defend, indemnify and hold the Seller and its affiliates harmless from and against all indemnifiable damages of the Seller. For this purpose, "indemnifiable damages" of the Seller means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including attorney's fees and court costs) incurred or suffered by the Seller or any of its directors, agents, employees or affiliates or its affiliates' directors, agents or employees, as a result of or in connection with:

         (1) any inaccurate representation or warranty made by the Purchaser in or pursuant to this Agreement;

         (2) any default in the performance of any of the covenants or agreements made by the Purchaser in this Agreement or in any of the Additional Agreements;

         (3) any third party claim which relates to, arises out of or is in connection with the use of the Purchased Assets and which accrues or relates to an event which occurs at or after the Time of Closing; or

         (4) any Assumed Liabilities.

     9. EXECUTION OF FURTHER DOCUMENTS.

     From and after the Time of Closing, upon the reasonable request of the Purchaser and without additional consideration, the Seller shall execute, acknowledge and deliver all such further documents as may be required to convey, transfer and vest in the Purchaser, and to protect its right, title and interest in, all of the Purchased Assets or which may be needed to transfer, maintain or facilitate the assignment of all consents, approvals, authorizations and permits issued to the Seller by any Governmental Authority and required by the Purchaser for the operation of the Purchased Assets.

     10. COOPERATION.

     Each party shall cooperate with the other after the Time of Closing to assist in the smooth transition of the operation of the Purchased Assets and the servicing of the Customer Accounts, including assistance in notifying customers and otherwise assisting in the transitions contemplated herein. Each party will provide the other with reasonable access to such information and materials as such party shall reasonably request. In addition, WMI shall provide the Purchaser without charge with such readily available financial information relating to the regulated medical waste businesses in which the Seller used the Purchased Assets as the Purchaser reasonably requests in order to comply with its financial reporting obligations under Regulation S-X of the Securities and Exchange Commission, and the Seller shall cooperate with the Purchaser's independent public accountants regarding additional financial information for this purpose at the Purchaser's expense.

     11. NOTICES.

     Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing, shall be given by hand delivery, telecopier, certified or registered U.S. mail or a private courier service which provides evidence of receipt as part of its service addressed to the Purchaser's or Seller's respective addresses and telecopier number, if any, appearing on the signature page hereof and shall be deemed given on the date of hand delivery, transmission by telecopier, deposit with the U.S. Postal Service or delivery to a courier service, as appropriate. Notice duly given by the Purchaser to WMI shall constitute due notice to all of the other Sellers.

     12. COVENANT-NOT-TO-COMPETE.

     (a) Subject to Section 12(b), the Seller agrees that for a period of five
(5) years from and after the Time of Closing, neither WMI nor any other Seller shall directly or indirectly engage in:

          (1) the collection and transportation of medical waste anywhere within a radius of 75 miles of any of the service locations or truck domiciles listed on SCHEDULE 3; or

          (2) the ownership or operation of an incinerator or autoclave for the treatment of medical waste anywhere within a radius of 350 miles of any of the four facilities identified in Section 13.

     (b) The Covenant-Not-to-Compete shall not (i) apply in the State of Wisconsin, (ii) apply to any direct or indirect subsidiary of a Seller which is not wholly-owned or (iii) prevent a Seller from:

          (1) selling, renting, installing or providing on-site treatment services with respect to Sani-pak units or other on-site treatment technologies (with the exception that for a period of six months following the Time of Closing, Seller shall not sell, rent, install or provide on-site treatment services with respect to Sani-pak units or other on-site treatment technologies to any Customer Account with which it had not engaged in active discussions regarding the provision of such services during the 12-week period ending with the day of Closing);

          (2) providing solid waste collection, transportation, treatment, recycling or disposal services, including, without limitation, such services with respect to medical waste which has been converted into solid waste by permitted treatment methods or permitted landfill disposal of untreated medical waste;

          (3) hauling and disposal of ash residue from medical waste incinerators;

          (4) participating in any Sharps mail-back programs pursuant to which customers would mail Sharps packaged in special containers to treatment facilities; or

          (5) acquiring and holding not to exceed two percent (2%) of the outstanding shares of any corporation engaged in such a competitive business if such shares are available to the general public on a national securities exchange.

In addition, the Covenant-Not-to-Compete in Section 12(a)(2) shall terminate in respect of a facility identified in Section 13 upon the expiration or termination of the Purchaser's lease or sublease of the facility (other than by reason of the Purchaser's exercise of its option to purchase the facility or the Seller's leasehold interest).

     (c) The covenant-not-to-compete in that certain Asset Purchase Agreement dated January 31, 1996 between Purchaser and WMI Medical Waste Services of New England, Inc. is hereby amended, effective as of the date hereof, by deleting the phrase "to customers other than those listed in Schedule 3 thereto or to those currently receiving medical waste services from the Purchaser as of the Time of Closing" in Section 11, Clause (i) and the phrase "with customers other than those listed in Schedule 3 hereto or those currently receiving medical waste services from the Purchaser as of Time of Closing" in Section 11, Clause
(iv).

     13. ADDITIONAL AGREEMENTS.

     At the Closing, the Purchaser and WMI shall enter into a services agreement substantially in the form of the attached EXHIBIT C.

     When the Purchaser has obtained the necessary regulatory approvals and permits and insurance to operate the particular facility and, in the case of a sublease of the facility, the appropriate Seller has obtained any required consent of the landlord and the ground lessor, if any, the Purchaser and the appropriate Seller shall enter into the following agreements:

          (a) a lease of the facility at 9885 Brighton Road, Henderson, Colorado, substantially in the form of the attached EXHIBIT D;

          (b) a sublease of the facility at 2510 Erick Street, Baltimore, Maryland, substantially in the form of the attached EXHIBIT D;

          (c) a sublease of the facility at 1251 South Nelson Drive, Chandler, Arizona, substantially in the form of the attached EXHIBIT D; and

          (d) a sublease of the facility at 300 Industrial Boulevard, Terrell, Texas, substantially in the form of the attached EXHIBIT D.

In this regard, the Purchaser shall use reasonable efforts to obtain the necessary regulatory approvals and permits and insurance, and the appropriate Sellers shall use reasonable efforts to obtain any required consents from landlords and ground lessors. The initial rent payable by the Purchaser under each of these agreements is the "Monthly Total" for the facility shown on the attached SCHEDULE 4.

     14. POST CLOSING.

     (a) Purchaser agrees to remove all marks, tradenames, logos and other evidence of ownership by Seller or any division of Seller from the Purchased Assets as promptly as practicable and in any event within 180 days after the Time of Closing.

     (b) For a period of three years following Closing, the appropriate Seller (or other subsidiary of WMI) shall consider any request by the Purchaser to discuss the terms of a lease or purchase of land by the Purchaser for use as a treatment plant or transfer station at any of the 138 sites that accept medical waste which are listed on the "Landfill Review" (December 1994) that WMI provided to the Purchaser. No Seller (or other subsidiary of WMI) shall be required to enter into any such discussions, however, or to negotiate with the Purchaser or to lease or sell any land to the Purchaser.

     (c) For a period of three years following Closing, each Seller shall consider recommending to its customers use of the Purchaser's medical waste collection, transport and treatment services when not competitive with the Seller's permitted activities under Section 12(b) or in violation of the Seller's contractual commitments to third parties. No Seller shall be required to recommend the Purchaser's services, however.

     15. PROCEEDS OF ASSETS AFTER THE TIME OF CLOSING.

     The Purchaser hereby agrees that any and all proceeds derived from the sale, loss, transfer or other disposition of any of the Tangible Assets (other than insurance proceeds, the proceeds from isolated or occasional sales and the benefit of vehicle trade-ins) will be paid over to the Seller within 5 days of receipt thereof by the Purchaser and such proceeds received by the Seller will be applied towards prepayment of the outstanding principal balance under the Note.

     16. DISCLOSURE.

     No press release or other public announcement related to this Agreement or the transaction contemplated hereby will be issued by any party hereto without the prior approval of the other parties, except that any party may make such public disclosure which it believes in good faith to be required by law (in which case such party will consult with the other party prior to making such disclosure, but the other party shall not have the right to approve such disclosure).

     17. EMPLOYEES.

     The Purchaser agrees that at the Time of Closing it shall offer employment to all of the employees of Seller listed on SCHEDULE 5 attached hereto. Seller shall be responsible for the costs of all accrued benefits with respect to all such employees, including accrued vacation and any accrued obligation to make a contribution to a pension plan for such employees as of the Time of Closing.

     18. REPRESENTATIONS.

     Each of the Seller and the Purchaser represents to the other that it is duly organized, validly existing and in good standing under the laws of its state of incorporation, it has full corporate power and authority to enter into the transactions contemplated hereby, its execution, delivery and performance of this Agreement was duly authorized by all necessary corporate action, and this Agreement and each of the agreements contemplated hereby constitutes, or at the Time of Closing will constitute, a valid and binding agreement of such party, enforceable in accordance with its terms. In addition, the Seller represents to the Purchaser that all information relating to the Customer Accounts and other Purchased Assets that the Seller provided to the Purchaser prior to the execution of this Agreement was accurate in all material respects.

     19. ASSIGNMENT.

     The Purchaser may assign its obligations under this Agreement to a wholly-owned subsidiary provided that the Purchaser guarantees payment and performance of all obligations of Purchaser hereunder.

     20. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Illinois applicable to contracts made and to be performed therein.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


STERICYCLE, INC.                      WMI MEDICAL SERVICES OF THE MIDWEST, INC.

By:  /s/ Mark C. Miller               By: /s/ William P. Hulligan
   ------------------------------        --------------------------------------
Name:    Mark C. Miller               Name:
     ----------------------------          ------------------------------------
Title:    President/CEO               Title:     Authorized Signatory
      ---------------------------           -----------------------------------

Address:                              Address:
  1419 Lake Cook Road                   c/o Waste Management, Inc.
  Suite 410                             3003 Butterfield Road
  Deerfield, Illinois 60015             Oak Brook, Illinois 60521
Telecopier No.:  (847) 945-6583         Attention:  General Counsel
                                      Telecopier No.:  (630) 572-3095


WMI MEDICAL SERVICES                  WMI MEDICAL SERVICES
OF ARIZONA, INC.                      OF TEXAS, INC.

By:  /s/ William P. Hulligan          By: /s/ William P. Hulligan
   ------------------------------        --------------------------------------
Name:                                 Name:
     ----------------------------          ------------------------------------
        Authorized Signatory                      Authorized Signatory

WMI MEDICAL SERVICES                  WMI MEDICAL SERVICES
OF NORTH CAROLINA, INC.               OF THE SOUTH, INC.

By:  /s/ William P. Hulligan          By: /s/ William P. Hulligan
   ------------------------------        --------------------------------------
Name:                                 Name:
     ----------------------------          ------------------------------------
         Authorized Signatory                       Authorized Signatory


WASTE MANAGEMENT                      WASTE MANAGEMENT
OF ARIZONA, INC.                      OF PENNSYLVANIA, INC.

By:  /s/ William P. Hulligan          By: /s/ William P. Hulligan
   ------------------------------        --------------------------------------
Name:                                 Name:
      ---------------------------          ------------------------------------
         Authorized Signatory                      Authorized Signatory


WASTE MANAGEMENT                      WASTE MANAGEMENT
OF MARYLAND, INC.                     OF OHIO, INC.

By:  /s/ William P. Hulligan          By: /s/ William P. Hulligan
   ------------------------------        --------------------------------------
Name:                                 Name:
     ----------------------------          ------------------------------------
         Authorized Signatory                      Authorized Signatory


WASTE MANAGEMENT                      WASTE MANAGEMENT
OF KENTUCKY, L.L.C.                   OF INDIANA, L.L.C.

By:  /s/ William P. Hulligan          By: /s/ William P. Hulligan
   ------------------------------        --------------------------------------
Name:                                 Name:
     ----------------------------          ------------------------------------
         Authorized Signatory                      Authorized Signatory


WASTE MANAGEMENT                      WASTE MANAGEMENT
OF UTAH, INC.                         OF COLORADO, INC.

By:  /s/ William P. Hulligan          By: /s/ William P. Hulligan
   ------------------------------        --------------------------------------
Name:                                 Name:
     ----------------------------          ------------------------------------
         Authorized Signatory                       Authorized Signatory


WASTE MANAGEMENT, INC.                WASTE MANAGEMENT
OF TENNESSEE                          OF CAROLINAS, INC.

By:  /s/ William P. Hulligan          By: /s/ William P. Hulligan
   ------------------------------        --------------------------------------
Name:                                 Name:
     ----------------------------          ------------------------------------
         Authorized Signatory                       Authorized Signatory

WASTE MANAGEMENT                      WASHINGTON WASTE HAULING
OF TEXAS, INC.                        AND RECYCLING, INC.

By:  /s/ William P. Hulligan          By: /s/ William P. Hulligan
   ------------------------------        --------------------------------------
Name:                                 Name:
     ----------------------------          ------------------------------------
         Authorized Signatory                      Authorized Signatory


                                      WASTE MANAGEMENT, INC.

                                      By: /s/ William P. Hulligan
                                         --------------------------------------
                                      Name:
                                           ------------------------------------
                                      Title:         Authorized Signatory

                                    EXHIBIT I


                                   DEFINITIONS


  EMPLOYEE BENEFIT PLAN means (i) an "employee pension plan" as defined in
Section 3(2) of ERISA, (ii) an "employee welfare benefit plan" as defined in
Section 3(1) of ERISA or (iii) any other employee benefit or fringe benefit plan or program, whether established by a written agreement or other instrument or by custom or informal understanding.

  ENVIRONMENTAL LAW means any Law or Order relating to pollution or the protection of the environment or imposing Liability or standards of conduct for
(i) the manufacture, processing, generation, distribution, use, storage, handling, treatment, disposal, clean-up or transport of, or (ii) the emission, discharge, release or threatened release into the environment of, pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes.

  The term "Environmental Law" includes (but is not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Resource Conservation and Recovery Act of 1976.

  ERISA means the Employee Retirement Income Security Act of 1974.

  GOVERNMENTAL AUTHORITY means any federal, state, local or foreign governmental unit or entity or administrative or regulatory agency, board, commission or panel.

  LAW means any law, statute, ordinance, code, rule or regulation of any Governmental Authority.

  LIABILITY means any liability or obligation, whether know or unknown, absolute or contingent, liquidated or unliquidated or due or to become due.

  MEASURING PERIOD means the 12-month period starting with the first calendar month beginning after the Time of Closing.

  ORDER means any order, judgment, decree, ruling, consent decree, settlement agreement, stipulation or injunction entered or issued by any court or Governmental Authority.

  SUIT means any action, suit, proceeding, hearing or investigation in, before or by any court, Governmental Authority or arbitrator.

  TAX means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added or other tax (including any related interest, penalties and additions), whether disputed or not.